UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

CARDIOVASCULAR SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARDIOVASCULAR SYSTEMS, INC.
651 Campus Drive
St. Paul, Minnesota 55112
Telephone: 877-CSI-0360

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on March 5, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Cardiovascular Systems, Inc. (the “Company”) on Friday, March 5, 2010, at 12:00 p.m. (Central Time) at the Company’s offices, located at 651 Campus Drive, St. Paul, Minnesota 55112; for the following purposes:

1. To elect as Class I directors to hold office until the Fiscal 2012 Annual Meeting of Stockholders, the following two nominees recommended by the Board of Directors: Edward Brown and Augustine Lawlor.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2010.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is January 12, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Sincerely,

David L. Martin
President, Chief Executive Officer and Director
St. Paul, Minnesota
January 26, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. You may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided or vote over the telephone or the Internet as instructed in the proxy statement. Any stockholder attending the meeting may vote in person, even if you already returned a proxy card or voting instruction card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MARCH 5, 2010:

The Proxy Statement and Fiscal 2009 Annual Report to Stockholders are
available at http://www.csi360proxy.com

CARDIOVASCULAR SYSTEMS, INC.
651 Campus Drive
St. Paul, Minnesota 55112
Telephone: 877-CSI-0360

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 5, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Cardiovascular Systems, Inc. (the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s offices, located at 651 Campus Drive, St. Paul, Minnesota 55112, on Friday, March 5, 2010, at 12:00 p.m. (Central Time), including any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about January 26, 2010, to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on January 12, 2010, will be entitled to vote at the Annual Meeting. On the record date, there were 14,832,698 shares of common stock of the Company outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on January 12, 2010, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by completing, signing, dating and mailing your proxy card in the envelope provided or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on January 12, 2010, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election as Class I directors to hold office until the Fiscal 2012 Annual Meeting of Stockholders, the following two nominees recommended by the Board of Directors: Edward Brown and Augustine Lawlor; and

•	Ratification of the selection by the Audit Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending June 30, 2010.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. If you would like directions to our offices, please call 877-CSI-0360.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have the enclosed proxy card available. Your vote must be received by 11:59 PM Eastern Time (10:59 PM Central Time) on March 4, 2010, to be counted.

•	To vote on the Internet, go to http://www.voteproxy.com to complete an electronic proxy card. Please have the enclosed proxy card available. Your vote must be received by 11:59 PM Eastern Time (10:59 PM Central Time) on March 4, 2010, to be counted.

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of January 12, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominees for director and “For” the ratification of the selection of PricewaterhouseCooopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2010. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using its best judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the Internet?

This proxy statement and our Fiscal 2009 Annual Report to Stockholders are available at http://www.csi360proxy.com.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 651 Campus Drive, St. Paul, Minnesota, 55112.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is currently considered a routine matter. The election of directors is currently considered a non-routine matter under the rules of the New York Stock Exchange.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of Class I directors, who are elected by a plurality, the two nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal 2, ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 30, 2010, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 14,832,698 shares outstanding and entitled to vote. Thus, the holders of 7,416,350 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days after the meeting.

When are stockholder proposals due for the Fiscal 2010 Annual Meeting?

Any appropriate proposal submitted by a stockholder and intended to be presented at the Fiscal 2010 Annual Meeting must be submitted in writing to our Secretary at 651 Campus Drive, St. Paul, Minnesota, 55112, and received no later than September 27, 2010, to be includable in the Company’s proxy statement and related proxy for the Fiscal 2010 Annual Meeting. A stockholder proposal will need to comply with the Securities and Exchange Commission regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although our Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8. Additionally, pursuant to the advance notice provisions of the Company’s Bylaws, as authorized by applicable state law, in order for stockholders to present director nominations or other business at the Fiscal 2010 Annual Meeting, a stockholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than the close of business on November 5, 2010, and no later than the close of business on December 5, 2010, and must be in a form that complies with the requirements set forth in the Company’s Bylaws. You are advised to review the Company’s Bylaws for these requirements.

EXPLANATORY NOTE

We were incorporated as Replidyne, Inc. in Delaware in 2000. On February 25, 2009, Replidyne, Inc. completed its business combination with Cardiovascular Systems, Inc., a Minnesota corporation (“CSI-MN”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 3, 2008, by and among Replidyne, Responder Merger Sub, Inc., a wholly-owned subsidiary of Replidyne (“Merger Sub”), and CSI-MN (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into CSI-MN, with CSI-MN continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Replidyne. At the effective time of the merger, Replidyne changed its name to Cardiovascular Systems, Inc. (“CSI”) and CSI-MN changed its name to CSI Minnesota, Inc. Following the merger of Merger Sub with CSI-MN, CSI-MN merged with and into CSI, with CSI continuing after the merger as the surviving corporation. These transactions are referred to herein as the “merger.” Immediately following the effective time of the merger, former CSI-MN stockholders owned approximately 80.2% of the outstanding common stock of CSI, and Replidyne stockholders owned approximately 19.8% of the outstanding common stock of CSI. Unless the context otherwise requires or as otherwise stated herein, all references herein to the “Company,” “CSI,” “we,” “us” and “our” refer to CSI-MN prior to the completion of the merger and to CSI following the completion of the merger and the name change, and all references to “Replidyne” refer to Replidyne prior to the completion of the merger and the name change.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with each class serving staggered three-year terms. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The term of office of the Class I directors expires at the Annual Meeting. The Governance/Nominating Committee recommended to the Board, and the Board has set the number of Class I directors at two and has nominated Edward Brown and Augustine Lawlor for re-election at the Annual Meeting. Messrs. Brown and Lawlor have been members of CSI’s Board of Directors since February 2009, following the merger. Prior to being members of CSI’s Board of Directors, Messrs. Brown and Lawlor served as members of Replidyne’s Board of Directors since May 2007 and March 2002, respectively. If elected at the Annual Meeting, each of these nominees would serve until the Fiscal 2012 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the annual meeting. CSI-MN and Replidyne did not hold annual meetings for their fiscal years ended June 30, 2008, and December 31, 2008, respectively.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting at which a quorum is present. The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the two nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

The following is a brief biography for each nominee for Class I director and each person whose term of office as a Class II or Class III director will continue after the Annual Meeting.

Name	Age(1)	Position

Directors:
Class I Directors:
Edward Brown(2)(3)	46	Director
Augustine Lawlor(4)	53	Director
Class II Directors:
Brent G. Blackey(4)	51	Director
John H. Friedman(3)	56	Director
Roger J. Howe, Ph.D.	66	Director
Class III Directors:
Geoffrey O. Hartzler, M.D.(2)(4)	63	Director
David L. Martin	45	President, Chief Executive Officer and Director
Glen D. Nelson, M.D.(2)	72	Chairman

(1)	As of the date of this proxy statement.

(2)	Member of the Governance/Nominating Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Audit Committee.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE FISCAL 2012 ANNUAL MEETING

Edward Brown.  Mr. Brown has been a member of CSI’s Board of Directors since February 2009. Mr. Brown was a member of Replidyne’s Board of Directors from May 2007 to February 2009. Mr. Brown is a Managing Director at TPG Growth. Prior to joining TPG, Mr. Brown was a Managing Director and co-founder of HealthCare Investment Partners, a private equity fund focused on healthcare investments from June 2004 to June 2007. Before HealthCare Investment Partners, Mr. Brown was a Managing Director in the healthcare group of Credit Suisse Group where he led the firm’s West Coast healthcare effort and was one of the senior partners responsible for the firm’s global life sciences practice. Mr. Brown also serves on the board of directors of Angiotech Pharmaceuticals Inc., a publicly-held company.

Augustine Lawlor.  Mr. Lawlor has been a member of CSI’s Board of Directors since February 2009. He was a member of Replidyne’s Board of Directors from March 2002 to February 2009. Mr. Lawlor is the Managing Partner of HealthCare Ventures LLC, where he was a Managing Director from 2000 to 2007. Mr. Lawlor was previously Chief Operating Officer of LeukoSite, Inc. and has also served as a management consultant with KPMG Peat Marwick. Mr. Lawlor is a member of the board of directors of Human Genome Sciences, Inc., a publicly-held company.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NOMINEE NAMED ABOVE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE FISCAL 2010 ANNUAL MEETING

Brent G. Blackey.  Mr. Blackey has been a member of CSI’s Board of Directors since 2007. Since 2004, Mr. Blackey has served as the President and Chief Operating Officer for Holiday Companies. Between 2002 and 2004, Mr. Blackey was a Senior Partner at the accounting firm of Ernst & Young LLP. Prior to 2002, Mr. Blackey served most recently as a Senior Partner at the accounting firm of Arthur Andersen LLP. Mr. Blackey serves on the board of directors of Datalink Corporation, a publicly-held company, and also serves on the Board of Overseers for the University of Minnesota, Carlson School of Management.

John H. Friedman.  Mr. Friedman has been a member of CSI’s Board of Directors since 2006. Mr. Friedman is the Managing Partner of the Easton Capital Investment Group, a private equity firm. Prior to founding Easton Capital, Mr. Friedman was the founder and Managing General Partner of Security Pacific Capital Investors, a $200-million private equity fund geared towards expansion financings and recapitalizations, from 1989 to 1992. Prior to founding Security Pacific, Mr. Friedman was a Managing Director and Partner at E.M. Warburg, Pincus & Co., Inc. from 1981 to 1989. Mr. Friedman has also served as a Managing Director of Atrium Capital Corp., an investment firm. Mr. Friedman currently serves on the board of directors of Trellis Bioscience, Inc., Xoft, Inc., Genetix Pharmaceuticals, Inc., PlaySpan Inc., Promedior, Inc., Experimed Bioscience, Inc. and Ventralfix, Inc., all of which are privately-held companies.

Roger J. Howe, Ph.D.  Dr. Howe has been a member of CSI’s Board of Directors since 2002. Over the past 22 years, Dr. Howe has founded four successful start-up ventures in the technology, information systems and medical products business sectors. Dr. Howe served as Chairman of the Board of Reliant Technologies, Inc., a medical laser company, from 2001 to 2005. From 1996 to 2001, Dr. Howe served as Chief Executive Officer of Metrix Communications, Inc., a business-to-business software development company that he founded. Dr. Howe currently is the Executive Chairman of Stemedica Cell Technologies, Inc. and serves on the boards of directors of Stemedica and BioPharma Scientific, Inc., both of which are privately-held companies.

DIRECTORS CONTINUING IN OFFICE UNTIL THE FISCAL 2011 ANNUAL MEETING

Glen D. Nelson, M.D.  Dr. Nelson has been a member of CSI’s Board of Directors since 2003 and CSI’s Chairman since August 2007. Since 2002, Dr. Nelson has been Chairman of GDN Holdings, LLC, a private investment company of which he is the sole owner. Dr. Nelson was a member of the board of directors of Medtronic, Inc. from 1980 until 2002. Dr. Nelson joined Medtronic as Executive Vice President in 1986, and he was elected Vice Chairman in 1988, a position held until his retirement in 2002. Before joining Medtronic, Dr. Nelson practiced surgery from 1969 to 1986. Dr. Nelson was Chairman of the Board and Chief Executive Officer of American MedCenters, Inc. from 1984 to 1986. Dr. Nelson also was Chairman, President and Chief Executive Officer of the Park Nicollet Medical Center, a large multi-specialty group practice in Minneapolis, from 1975 to 1986. Dr. Nelson serves as a director for 13 private companies.

Geoffrey O. Hartzler, M.D.  Dr. Hartzler has been a member of CSI’s Board of Directors since 2002. Dr. Hartzler commenced practice as a cardiologist in 1974, serving from 1980 to 1995 as a Consulting Cardiologist with the Mid America Heart Institute of St. Luke’s Hospital in Kansas City, Missouri. Dr. Hartzler has co-founded three medical product companies, including Ventritex Inc. Most recently, he served as Chairman of the Board of IntraLuminal Therapeutics, Inc. from 1997 to 2004 and Vice Chairman from 2004 to 2006. Dr. Hartzler has also served as a consultant or director to over a dozen business entities, some of which are medical device companies.

David L. Martin.  Mr. Martin has been CSI’s President and Chief Executive Officer since February 2007, and a director since August 2006. Mr. Martin also served as CSI’s Interim Chief Financial Officer from January 2008 to April 2008. Prior to joining CSI, Mr. Martin was Chief Operating Officer of FoxHollow Technologies, Inc. from January 2004 to February 2006, Executive Vice President of Sales and Marketing of FoxHollow Technologies, Inc. from January 2003 to January 2004, Vice President of Global Sales and International Operations at CardioVention Inc. from October 2001 to May 2002, Vice President of Global Sales for RITA Medical Systems, Inc. from March 2000 to October 2001 and Director of U.S. Sales, Cardiac Surgery for Guidant Corporation from September 1999 to March 2000. Mr. Martin has also held sales and sales management positions for The Procter & Gamble Company and Boston Scientific Corporation.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’

determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors, following the determination of the Governance/Nominating Committee, has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Gary M. Petrucci, Messrs. Blackey, Brown, Friedman, and Lawlor, and Drs. Hartzler, Howe and Nelson. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Martin, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

CODE OF ETHICS AND BUSINESS CONDUCT

The Company has adopted the Cardiovascular Systems, Inc. Code of Ethics and Business Conduct that applies to all officers, directors and employees, which was last amended on July 16, 2009. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Ethics and Business Conduct, as amended, was filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed with the SEC on September 29, 2009.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company’s Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors, and the Company’s Secretary will forward the communications to all specified directors. If no director is specified, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to:

Cardiovascular Systems, Inc. Board of Directors
Attention: Secretary
651 Campus Drive
St. Paul, MN 55112

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met nine times during the fiscal year ended June 30, 2009. All directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served and which were held during the period for which they were directors or committee members. In addition, the directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent, in accordance with the Company’s charter and bylaws and Delaware law.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

During the fiscal year ended June 30, 2009, the Board of Directors maintained three committees: the Audit Committee, the Compensation Committee and the Governance/Nominating Committee. The following table provides membership and meeting information for fiscal 2009 for each of the committees of the Board of Directors in existence through June 30, 2009:

Governance/
Name	Audit		Compensation		Nominating

Brent G. Blackey	X	*
Edward Brown			X		X
John H. Friedman			X	*
Geoffrey O. Hartzler, M.D.	X				X	*
Roger J. Howe, Ph.D.
Augustine Lawlor	X
David L. Martin
Glen D. Nelson, M.D.					X
Gary M. Petrucci			X

Total meetings in fiscal 2009	4		6		0

*	Committee Chairperson

Below is a description of each committee of the Board of Directors as such committees are presently constituted. The Board of Directors has determined that each current member of each committee meets the applicable SEC and Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Board of Directors has adopted an Audit Committee Charter, which was last amended on April 29, 2009, and is available on our website at http://www.csi360.com in the “Investors” section. The functions of this Audit Committee include, among other things:

•	serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	coordinating, reviewing and appraising the audit efforts of the Company’s independent auditors and management and, to the extent the Company has an internal auditing or similar department or persons performing the functions of such department (“internal auditing department” or “internal auditors”), the internal auditing department; and

•	communicating directly with the independent auditors, the financial and senior management, the internal auditing department, and the Board of Directors regarding the matters related to the committee’s responsibilities and duties.

Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

As of January 15, 2010, our Audit Committee consists of Mr. Blackey, as the chairperson, and Dr. Hartzler and Mr. Lawlor. Each Audit Committee member is a non-employee director of our Board. The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Audit Committee met four times in fiscal 2009.

Audit Committee Financial Expert

The Board has determined that Mr. Blackey is the “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended. As noted above, Mr. Blackey is independent within the meaning of Nasdaq’s listing standards. A description of Mr. Blackey’s experience is set forth above under “Directors Continuing in Office until the Fiscal 2010 Annual Meeting.” The designation of Mr. Blackey as the audit committee financial expert does not impose on Mr. Blackey any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Blackey as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1) reviewed and discussed the audited financial statements with management and the independent auditors;

(2) discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with and without management present; and

(3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent accountant the independent accountant’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, as filed with the Securities and Exchange Commission.

Brent G. Blackey, Chair
Geoffrey O. Hartzler, M.D.
Augustine Lawlor

Compensation Committee

As of January 15, 2010, our Compensation Committee consists of three directors, Mr. Friedman, as the chairperson, and Messrs. Brown and Petrucci. All members of the Company’s Compensation Committee were appointed by the Board of Directors, and consist entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “independent” as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. In fiscal 2009, the Compensation Committee met four times.

The Board of Directors has adopted a Compensation Committee Charter, which was last amended on February 25, 2009, and is available on our website at http://www.csi360.com in the “Investors” section. The functions of the Compensation Committee include, among other things:

•	recommending the annual compensation packages, including base salaries, incentive compensation, deferred compensation and stock-based compensation, for our executive officers;

•	recommending cash incentive compensation plans and deferred compensation plans for our executive officers, including corporate performance objectives;

•	administering our stock incentive plans, and subject to board approval in the case of executive officers, approving grants of stock, stock options and other equity awards under such plans;

•	reviewing and making recommendations regarding the terms of employment agreements for our executive officers;

•	developing, recommending, reviewing and administering compensation plans for members of the Board of Directors;

•	reviewing and discussing the compensation discussion and analysis with management; and

•	preparing any compensation committee report required to be included in the annual proxy statement.

All compensation committee recommendations regarding compensation to be paid or awarded to our executive officers are subject to approval by a majority of the independent directors serving on the Board of Directors.

Our Chief Executive Officer may not be present during any board or compensation committee voting or deliberations with respect to his compensation. Our Chief Executive Officer may, however, be present during any other voting or deliberations regarding compensation of our other executive officers, but may not vote on such items of business. In fiscal 2009, the Compensation Committee met without the Chief Executive Officer present to review and determine the compensation of the Chief Executive Officer, with input from him and the Compensation Committee’s third-party compensation consultant on his annual salary and cash incentive compensation for the year. For all other executive officers in fiscal 2009, the Compensation Committee met with the Chief Executive Officer to consider and determine executive compensation, based on recommendations by the Chief Executive Officer and the Compensation Committee’s third-party compensation consultant.

Compensation Committee Interlocks and Insider Participation

As indicated above, as of January 15, 2010, the Compensation Committee consists of Messrs. Friedman, Brown and Petrucci. No member of the Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the Compensation Committee or the Board of Directors of any other entity that has one or more officers serving as a member of the Board of Directors or the Compensation Committee.

Governance/Nominating Committee

As of January 15, 2010, our Governance/Nominating Committee consists of three directors, Dr. Hartzler, as the chairperson, and Mr. Brown and Dr. Nelson. All members of the Company’s Governance/Nominating Committee are “outside directors” for purposes of Section 162(m) of the Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “independent” as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Governance/Nominating Committee did not meet during the fiscal 2009.

The Board of Directors has adopted a Governance/Nominating Committee Charter, which was last amended on April 29, 2009, and is available on our website at http://www.csi360.com in the “Investors” section. The functions of the Governance/Nominating Committee include, among other things:

•	developing, reviewing and revising as appropriate, for adoption by the Board, the Principles of Corporate Governance by which the Company and the Board shall be governed;

•	developing, reviewing and revising as appropriate, for adoption by the Board, the codes of ethical conduct and legal compliance by which the Company and its directors, officers, employees and agents will be governed;

•	developing and recommending to the Board policies and processes designed to provide for effective and efficient governance, including but not limited to: policies for evaluation of the Board and the chairperson; the director nomination process, including board membership criteria, minimum qualifications for directors, and stockholder nomination of directors; stockholder-director communications; stockholder communication regarding stockholder proposals; director attendance at annual meetings; and succession planning for the Chief Executive Officer, the Board chairperson and other Board leaders;

•	annually reviewing the composition of the Board against a matrix of skills and characteristics focused on the governance and business needs and requirements of the Company, and reporting to the Board regarding suggested changes in Board composition which will guide the committee in the selection, recruitment and recommendation of directors;

•	meeting as necessary to consider the nomination and screening of Board member candidates and evaluating the performance of the Board and its members; and

•	overseeing organization, membership and evaluation of Board committees and committee members, and making appropriate recommendations to the Board with respect to such matters.

The Governance/Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Governance/Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Governance/Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Governance/Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance/Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance/Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Governance/Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Governance/Nominating Committee will consider director candidates recommended by stockholders. The Governance/Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. To nominate a director for the Fiscal 2010 Annual Meeting, stockholders must submit such nomination in writing to our Secretary at 651 Campus Drive, St. Paul, Minnesota 55112 not later than the close of business on December 5, 2010, nor earlier than the close of business on November 5, 2010; provided, however, that in the event that the date of the Fiscal 2010 Annual Meeting changes more than 30 days from March 5, 2011, the written proposal must be delivered not earlier than the close of business on the 120th day prior to the date of the Fiscal 2010 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the Fiscal 2010 Annual Meeting or the 10th day following the day on which public announcement of the date of the Fiscal 2010 Annual Meeting is first made by the Company. You are advised to review the Company’s Bylaws for requirements relating to director nominees.

VOTE REQUIRED

The Board recommends that you vote “FOR” each of the nominees to the Board set forth in this Proposal 1. Under applicable Delaware law, the election of each nominee requires the affirmative vote by a plurality of the voting power of the shares present and entitled to vote on the election of directors at the Annual Meeting at which a quorum is present.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2010, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP also served as the Company’s independent auditors for the fiscal year ended June 30, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the fiscal 2009 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company.

The following table represents aggregate fees billed to the Company for the fiscal years ended June 30, 2009, and June 30, 2008, by PricewaterhouseCoopers LLP, the Company’s principal accountant. All fees described below were approved by the Audit Committee.

	2009	2008

Audit Fees(1)	$631,270	$1,129,226
Audit-Related Fees(2)	175,500	—
Tax Fees(3)	112,373	45,685
All Other Fees(4)	11,000	1,500

	$930,143	$1,176,411

(1)	Audit Fees were principally for services rendered for the audit and/or review of our consolidated financial statements. Also includes fees for services rendered in connection with the filing of registration statements and other documents with the SEC, the issuance of accountant consents and comfort letters and assistance in responding to SEC comment letters.

(2)	Audit-Related Fees were for due diligence and consulting related to the merger.

(3)	Tax Fees consist of fees billed in the indicated year for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the above category descriptions.

PRE-APPROVAL POLICIES AND PROCEDURES

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. The Audit Committee may not approve non-audit services prohibited by applicable regulations of the Securities and Exchange Commission if such services are to be provided contemporaneously while serving as independent auditors. The Audit Committee has delegated authority to the Chairman of the Audit Committee to approve the commencement of permissible non-audit related services to be performed by the independent auditors and the fees payable for such services, provided that the full Audit Committee subsequently ratifies and approves all such services. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

VOTE REQUIRED

The Board recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company. Ratification of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

EXECUTIVE COMPENSATION

Overview

This section describes the material elements of the compensation awarded to, earned by or paid to our Chief Executive Officer and the two most highly compensated executive officers as determined in accordance with SEC rules, who are collectively referred to as the “named executive officers.” This discussion focuses primarily on the fiscal 2009 information contained in the Summary Compensation Table and related footnotes following this section but also describes compensation actions taken during other periods to the extent it enhances the understanding of our executive compensation disclosure for fiscal 2009. For example, although our fiscal year ends on June 30 of each year, our compensation programs were previously established on a calendar year basis and, therefore, the discussion below includes information regarding periods before the fiscal year. To align the period for our compensation program with the June 30th fiscal year end, our Board adopted an interim compensation plan for the six-month period ended June 30, 2009. Beginning with fiscal 2010, compensation programs for executive officers are established on a fiscal year basis.

Executive Compensation Components for Fiscal 2009

Base Salary

Base salary is an important element of our executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, we generally set base salaries at levels believed to attract and retain an experienced management team that will successfully grow our business and create stockholder value. We also utilize base salaries to reward individual performance and contributions to our overall business objectives, but seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through our performance-based compensation programs, stock options and restricted stock awards.

The Compensation Committee reviews the Chief Executive Officer’s salary annually at the end of each calendar year. The Compensation Committee may recommend adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data. The Compensation Committee reviews other executives’ salaries throughout the year, with input from the Chief Executive Officer. The Compensation Committee may recommend adjustments to other executive’s base salary based upon the Chief Executive Officer’s recommendation and the reviewed executive’s responsibilities, experience and performance, as well as comparative market data.

In utilizing comparative data, the Compensation Committee seeks to recommend salaries for each executive at a level that is appropriate after giving consideration to experience for the relevant position and the executive’s performance. The Compensation Committee reviews performance for both our company (based upon achievement of strategic initiatives) and each individual executive. Based upon these factors, the Compensation Committee may recommend adjustments to base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or company achievement, or to account for changes in roles and responsibilities.

Our employment agreement with David L. Martin, President and Chief Executive Officer, provides that his annual base salary for calendar 2008 would be $370,000 and that his base salary for subsequent years is to be determined by the Board. We offered this amount as part of a package of compensation for Mr. Martin sufficient to induce him to join our company. The compensation package for Mr. Martin is designed to provide annual cash compensation, including both base salary and potential cash incentive earnings, sufficient to induce him to join CSI combined with the equity compensation described below, although less than the annual cash compensation Mr. Martin received at his previous employer and, we believe, less than Mr. Martin likely could have obtained with other, more established employers. The equity portion of Mr. Martin’s compensation package, as described below, was designed to provide sufficient potential growth in value to induce Mr. Martin to join us despite the lower cash compensation. Based on the recommendation of the Compensation Committee, the Board approved an increase to Mr. Martin’s base salary rate from $370,000 to $395,000 for calendar 2009.

Laurence Betterley commenced employment as our Chief Financial Officer on April 14, 2008. Our employment agreement with Mr. Betterley provides that his initial annual base salary was $225,000, and that his base salary is to be subsequently adjusted at the discretion of the Board. This base salary was negotiated with Mr. Betterley as part of the compensation package offered to induce him to join our company. The base salary was set at an amount that we believed to be generally consistent with the base salaries paid by other growth stage medical device companies for similar positions. Effective January 1, 2009, the Board approved an increase to Mr. Betterley’s base salary rate from $225,000 to $250,000.

Scott Kraus had been a senior sales director and was promoted to Vice President of Sales in April 2009, at which time the Board set his annual base salary at $190,000. Mr. Kraus is a party to our standard employment agreement, which was not amended in connection with his promotion.

Annual Cash Incentive Compensation for the First and Second Quarters of Fiscal 2009

In February 2008, the Board adopted an incentive plan for calendar 2008, which included the first two quarters of fiscal 2009. The plan conditioned the payment of incentive compensation to all participants, including Mr. Martin, upon our achievement of revenue and gross margin financial goals. In contrast to previous incentive plans, none of our executive officers was subject to individual goals. Under the plan, our executive officers were eligible to receive annual cash incentive compensation with target bonus levels ranging from 50%, in the case of the President and Chief Executive Officer, to 40%, in the case of other executive officers, of their yearly base salaries. Participants were eligible to earn 50% to 150% of their target bonus amount depending upon our performance relative to the plan criteria; however, in the event of extraordinary revenue performance above the goals set by the Board, all of the executive officers could receive incentive payments greater than 150% of their targets based upon a formula established by the Board, with no maximum payout set under the plan. The plan provided for two separate payments to the participants, the first based upon company performance in the first six months of calendar 2008 and the second based upon company performance in the entire calendar year. The plan criteria were the same for all of the named executive officers. The plan was designed to reward the executive officers for achieving and surpassing the financial goals set by the Compensation Committee and Board of Directors. We believed that the financial goals were aggressive but attainable if our performance was strong.

Annual Cash Incentive Compensation for the Third and Fourth Quarters of Fiscal 2009

We adopted a new cash incentive plan for the six months ended June 30, 2009. As described above, our prior cash incentive plans established calendar year incentive periods, and the purpose of the new cash incentive plan was to align the period for our compensation program with our June 30th fiscal year end.

The plan conditioned the payment of incentive compensation to all participants upon our achievement of revenue and adjusted EBITDA financial goals. Target bonus amounts were split evenly between these two goals. None of the executive officers were subject to individual goals under this plan. No plan participant received a bonus unless we achieved certain minimum adjusted EBITDA goals. Target bonus levels as a percentage of base salary for the six-month period were 75% for the President and Chief Executive Officer and 50% for the other named executive officers. Depending upon our performance against the goals, participants were eligible to earn 50% to 200% of their target bonus amount for adjusted EBITDA and 50% to 150% of their target bonus amount for revenue; however, in the event of extraordinary revenue performance above the goals set by the Board, the participants could receive incentive payments greater than 150% of their targets for the revenue goal based upon a formula established by the Board, with no maximum payout set under the plan. The plan criteria were the same for all of the executive officers. The plan was designed to reward the executive officers for achieving and surpassing the financial goals set by the Compensation Committee and Board. In addition to incentives under this plan, Scott Kraus, Vice President of Sales, received monthly sales commissions based on our monthly revenue.

Stock Option and Other Equity Awards

Consistent with our compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of executive interests with those of stockholders, we make periodic grants of long-term compensation in the form of stock options or restricted stock to our executive officers and across our organization generally.

Stock options provide executive officers with the opportunity to purchase common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if the common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option shares to vest. This provides an incentive for an option holder to remain employed by us. In addition, stock options link a significant portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase stockholder value. Under our 2007 Equity Incentive Plan, we may also make grants of restricted stock awards, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to officers and other employees. We adopted this plan to give us flexibility in the types of awards that we could grant to our executive officers and other employees.

The Compensation Committee consulted Lyons, Benenson & Company, a third-party compensation consulting firm, to determine competitive levels of stock option grants for officers in comparable positions with companies of comparable size and stage of development. Based on the guidance from Lyons and the experience of the members of the Compensation Committee, the Compensation Committee considered the relative ownership levels of each officer based upon levels before and after becoming a public company and has identified target levels of option grants for each of our officers. Furthermore, the Compensation Committee considered each named executive officer’s role and responsibilities, ability to influence long term value creation, retention and incentive factors and current stock and option holdings at the time of grant, as well as individual performance, which is a significant factor in the Compensation Committee’s decisions. We granted options in fiscal 2008 to each of our officers to bring the total number of shares subject to options held by each such officer, including shares subject to any previously granted options, closer to the levels identified by the Compensation Committee as appropriate for that position, while also taking into consideration performance of the officer and the limitations imposed by the number of shares authorized for issuance under our stock option plans. The Compensation Committee did not consider specific performance objectives but generally concluded that each of our executive officers had performed well and deserved option grants intended to move their equity ownership closer to the Compensation Committee’s targeted levels.

In December 2007, we granted stock options to our executive officers at the time, including to Mr. Martin to purchase 242,625 shares of common stock, which were to vest in full on the third anniversary of the grant date, provided that we had completed an initial public offering or a change of control transaction before December 31, 2008. We included this vesting restriction on the grants of stock options in order to provide additional incentives to our executive officers to complete an initial public offering or complete an alternate transaction that would provide stockholder liquidity. In fiscal 2009, these options were amended by the Board of Directors to provide for vesting of

50% of the options on the first anniversary, and 50% of the options on the second anniversary, of the closing of the merger, which occurred on February 25, 2009.

From time to time we may make one-time grants of stock options or restricted stock to recognize promotion or consistent long-term contribution, or for specific incentive purposes. On March 2, 2009, following the closing of the merger, the Board granted 32,350 stock options to Mr. Martin and 14,234 to Mr. Betterley, which provide for vesting of 50% of the options on the first anniversary, and 50% of the options on the second anniversary of the grant date, and on April 29, 2009, following his promotion to Vice President of Sales, the Board granted Mr. Kraus 20,000 shares of restricted stock, which shares vest ratably in three annual installments, beginning on April 29, 2010.

We also grant stock options or other equity awards to executive officers in connection with their initial employment. In connection with our negotiations with Mr. Betterley to join us as Chief Financial Officer, we provided Mr. Betterley with a grant of 48,525 shares of restricted stock under the 2007 Equity Incentive Plan, which shares vest ratably in three annual installments, beginning on April 14, 2009. We have made grants of restricted stock to various employees under the 2007 Equity Incentive Plan. In the future, we intend to grant restricted stock instead of, or in addition to, stock options to our executive officers, because we can typically use fewer shares from our available pool in making restricted stock grants. We believe that restricted stock is as effective as stock options in motivating performance of employees.

Although we do not have any detailed stock retention or ownership guidelines, the Board and Compensation Committee generally encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management, and view stock options as a means of furthering this goal. We will continue to evaluate whether to implement a stock ownership policy for our officers and directors.

Limited Perquisites; Other Benefits

It is generally our policy not to extend significant perquisites to our executives beyond those that are available to our employees generally, such as 401(k) plan, health, dental and life insurance benefits. We have given car allowances to certain named executives and moving allowances for executives who have relocated. We also pay for housing, commuting and related costs for our Chief Executive Officer.

Potential Payments Upon Termination or Change of Control

The majority of our stock option agreements provide that in the event of a change of control (the sale by us of substantially all of our assets and the consequent discontinuance of our business, or in the event of a merger, exchange or liquidation), the vesting of all options will accelerate and the options will be immediately exercisable as of the effective date of the change of control. Our restricted stock agreements also provide for the acceleration of vesting as of the effective date of a change of control.

Under the terms of the employment agreement with Mr. Martin, we will pay Mr. Martin an amount equal to 12 months of his then current base salary and 12 months of our share of health insurance costs if Mr. Martin is terminated by us without cause, or if Mr. Martin terminates his employment for good reason, as defined in the agreement. “Good reason” is generally defined as the assignment of job responsibilities to Mr. Martin that are not comparable in status or responsibility to those job responsibilities set forth in the agreement, a reduction in Mr. Martin’s base salary without his consent, or our failure to provide Mr. Martin the benefits promised under his employment agreement. As a condition to receiving his severance benefits, Mr. Martin is required to execute a release of claims agreement in favor of us.

Under the terms of the employment agreement with Mr. Betterley, we will pay Mr. Betterley an amount equal to 12 months of his then current base salary and 12 months of our share of health insurance costs if Mr. Betterley is terminated by us without cause, or if Mr. Betterley terminates his employment for good reason, as defined in the agreement. “Good reason” is generally defined as the assignment of job responsibilities to Mr. Betterley that are not comparable in status or responsibility to those job responsibilities set forth in the agreement, a reduction in Mr. Betterley’s base salary without his consent, or our failure to provide Mr. Betterley the benefits promised under his employment agreement. As a condition to receiving his severance benefits, Mr. Betterley is required to execute a release of claims agreement in favor of us.

We agreed to the payment of severance benefits in the employment agreements with Mr. Martin and Mr. Betterley because they each requested these severance benefits and we believed it was necessary to provide such benefits in order to obtain the agreements with them. We believe that other medical device manufacturers provide substantially similar severance benefits to their senior officers and that providing severance benefits to our Chief Executive Officer and Chief Financial Officer is therefore consistent with market practices. We believe that such benefits are reasonable to protect the Chief Executive Officer and Chief Financial Officer against the risk of having no compensation while they seek alternative employment following a termination of their employment with us.

Summary Compensation Table for Fiscal 2009 and 2008

The following table provides information regarding the compensation earned during the fiscal years ended June 30, 2009, and June 30, 2008, by each of the named executive officers.

					Nonequity
			Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Awards(1)	Awards(1)	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

David L. Martin	2009	395,000	—	713,376	308,108	97,849	1,514,333
President and Chief Executive	2008	377,629	—	314,552	215,928	94,427	1,002,536
Officer(2)
Laurence L. Betterley	2009	236,731	278,462	16,108	127,473	—	658,774
Chief Financial Officer(3)	2008	43,269	64,011	—	23,438	—	130,718
Scott Kraus	2009	158,923	165,417	22,640	242,723	7,800	589,703
Vice President of Sales(4)

(1)	The value of stock awards and options in this table represent the amounts recognized for financial statement reporting purposes for fiscal 2009 in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to fiscal 2009. The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 6 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for the 2009 fiscal year, filed with the Securities and Exchange Commission on September 29, 2009.

(2)	The amount under “Non-Equity Incentive Plan Compensation” for Mr. Martin for 2009 consists of (i) incentive compensation of $184,663 paid to Mr. Martin at the end of calendar 2008 under our calendar 2008 incentive plan, and (ii) incentive compensation of $123,445 paid for company performance through June 30, 2009, under our incentive plan for the six months ended June 30, 2009.

The amount under “Non-Equity Incentive Plan Compensation” for Mr. Martin for 2008 consists of (i) incentive compensation of $92,500 paid to Mr. Martin at the end of calendar 2007 to satisfy our commitment to pay Mr. Martin 25% of his initial base salary of $370,000 under his employment agreement dated December 19, 2006, which award was based upon his performance in calendar 2008, and (ii) incentive compensation of $123,428 paid for company performance through June 30, 2008, under our incentive plan for calendar 2008.

The amounts under “All Other Compensation” for Mr. Martin (i) for 2009 consist of payments for housing, furniture rental, cleaning and related expenses of $54,635 and car and transportation expenses of $43,214, and (ii) for 2008 consist of payments for housing, furniture rental, cleaning and related expenses of $68,499, car and transportation expenses of $17,471, and reimbursement of $8,457 for transportation costs of visits to Minnesota by his family.

(3)	Mr. Betterley commenced employment on April 14, 2008.

The amount under “Non-Equity Incentive Plan Compensation” for Mr. Betterley for 2009 consists of (i) incentive compensation of $75,387 paid to Mr. Betterley at the end of calendar 2008 under our calendar 2008 incentive plan, and (ii) incentive compensation of $52,086 paid for company performance through June 30, 2009, under our incentive plan for the six months ended June 30, 2009.

The amount under “Non-Equity Incentive Plan Compensation” for Mr. Betterley for 2008 consists of incentive compensation paid for company performance through June 30, 2008, under our incentive plan for calendar 2008.

(4)	Mr. Kraus was promoted to Vice President of Sales in April 2009, prior to which he was a senior sales director for the Company. This table only includes information regarding compensation paid to or earned by Mr. Kraus in fiscal 2009, the year in which he became an executive officer.

The amount under “Non-Equity Incentive Plan Compensation” for Mr. Kraus consists of (i) incentive compensation of $30,210 paid to Mr. Kraus for company performance through June 30, 2009, under our incentive plan for the six months ended June 30, 2009, and (ii) commissions of $212,513 paid to Mr. Kraus in fiscal 2009.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2009

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers as of June 30, 2009.

	Option Awards					Stock Awards
							Equity
							Incentive
						Equity	Plan Awards:
						Incentive	Market or
						Plan Awards:	Payout
						Number of	Value of
		Number of	Number of			Unearned	Unearned
		Securities	Securities			Shares,	Shares,
		Underlying	Underlying			Units or Other	Units or
		Unexercised	Unexercised	Option	Option	Rights that	Other Rights
	Grant	Options	Options	Exercise	Expiration	Have Not	that Have
	Date	Exercisable	Unexercisable	Price(1)	Date	Vested	Not Vested

David L. Martin(2)(3)(5)	7/17/06	71,170	0	$8.83	7/16/11	—	—
	8/15/06	25,880	12,940	8.83	8/14/11	—	—
	2/15/07	271,740	77,640	8.83	2/14/12	—	—
	6/12/07	60,387	30,193	7.90	6/11/17	—	—
	12/12/07	0	242,625	12.15	12/11/17	—	—
	3/2/09	0	32,350	8.75	3/2/19

Laurence L. Betterley(4)	4/14/08	—	—	—	—	32,350	$249,419
	3/2/09	0	14,234	8.75	3/2/19

Scott W. Kraus(5)	10/3/06	17,254	8,626	$8.83	10/2/11	—	—
	4/18/07	2,157	1,078	8.83	4/17/17	—	—
	8/7/07	6,470	3,235	8.83	8/6/17	—	—

(1)	See Note 6 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the SEC on September 29, 2009, for a discussion of the methodology for determining the exercise price.

(2)	The August 2006 and June 2007 options vest at the rate of one-third per year starting on the first anniversary of the grant date. The February 2007 options vest at the rate of 9,705 shares per month starting March 15, 2007. The December 2007 grant was to vest in full on the third anniversary of the grant date provided that we had completed an initial public offering or a change of control transaction before December 31, 2008. The December 2007 options were amended by the Board of Directors to provide for vesting of 50% of the options on the first anniversary, and 50% of the options on the second anniversary, of the closing of the merger. The March 2009 options vest at the rate of one-half per year starting on the first anniversary of the grant date.

(3)	Certain of our stock option agreements provide that in the event of a change of control (the sale by the company of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange or liquidation), the vesting of all options will accelerate and the options will be immediately exercisable as of the effective date of the change of control.

(4)	Restricted stock awards vest at the rate of one-third per year starting on the first anniversary of the grant date. As of June 30, 2009, 16,175 shares of Mr. Betterley’s restricted stock had vested.

(5)	All option awards vest at the rate of one-third per year starting on the first anniversary of the grant date, except for the grants made (a) on March 2, 2009, which vest at the rate of one-half per year starting on the first anniversary of the grant date, and (b) on December 12, 2007, which were to vest in full on the third anniversary of the grant date provided that CSI had completed an initial public offering or a change of control transaction before December 31, 2008. The December 2007 options were amended by the Board of Directors to provide for vesting of 50% of the options on the first anniversary, and 50% of the options on the second anniversary, of the closing of the merger.

DIRECTOR COMPENSATION

The non-employee members of the Board are reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings. Prior to the merger, upon initial election to the Board, the non-employee directors of CSI-MN were granted an option to purchase 60,000 shares of common stock, and in subsequent years, each non-employee director received an annual stock option grant to purchase a quantity of common stock that is determined by the Board on an annual basis. Prior to January 1, 2009, the directors of CSI-MN were not compensated for service as board and committee members or for attending meetings.

The Board adopted a director compensation plan that became effective upon the completion of the merger. For the six-month period ended June 30, 2009, each director received the following compensation:

•	$20,000 for service as a board member;

•	$10,000 for service as a chairman of a board committee;

•	$5,000 for service as a member of a board committee;

•	$1,200 per board or committee meeting attended in the event more than six of each such meetings are held during the period; and

•	a restricted stock unit award with a value of $50,000, granted following the completion of the merger, and payable in cash beginning six months after the termination of the director’s board membership.

The former directors of Replidyne who continued as directors of the combined company, Edward Brown and Augustine Lawlor, received the amounts stated above on a prorated basis for the period from February 25, 2009, through June 30, 2009.

For the twelve month period ending June 30, 2010, each non-employee director will receive the following compensation:

•	$40,000 for service as a board member;

•	$20,000 for service as a chairman of a board committee;

•	$10,000 for service as a member of a board committee;

•	$1,200 per board or committee meeting attended in the event more than 12 of each such meeting are held during the period; and

•	a restricted stock unit award with a value of $100,000, to be granted following completion of the audit of the Company’s financial statements for the fiscal year ending June 30, 2010, and payable in cash beginning six months after the termination of the director’s board membership.

In addition, the Chairman of the Board receives an annual retainer of $40,000, which may, at the election of the Chairman, be paid in shares of common stock based on the fair market value of the Company’s common stock on the date of payment.

Director Compensation Table for Fiscal 2009

The following table summarizes the compensation paid to each non-employee director in the fiscal year ended June 30, 2009. Information for compensation of directors of Replidyne, including Messrs. Brown and Lawlor, for Replidyne’s fiscal year ended December 31, 2009 (which includes the first two quarters of our fiscal 2009), can be found in Replidyne’s Form 10-K filed with the SEC on February 24, 2009. The information in the following table sets forth compensation for the directors of CSI-MN who continued as directors of the combined company following the merger, and the former Replidyne directors who continued as directors of the combined company following the merger.

	Fees Earned or Paid	Stock Awards	Option Awards
	in Cash	(1)(2)	(1)(2)(3)	Total
Name	($)	($)	($)	($)

Brent G. Blackey	30,000	44,057	83,191	157,248
Edward Brown	20,750	29,371	0	50,121
John H. Friedman	30,000	44,057	5,905	79,962
Geoffrey O. Hartzler, M.D.	35,000	44,057	0	79,057
Roger J. Howe, Ph.D.	20,000	44,057	0	64,057
Augustine Lawlor	20,750	29,371	0	50,121
Glen D. Nelson, M.D.	20,000	44,057	0	64,057
Gary M. Petrucci	25,000	44,057	0	69,057

(1)	The value of stock awards and options in this table represent the amounts recognized for financial statement reporting purposes for fiscal 2009 in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to fiscal 2009. The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 6 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for the 2009 fiscal year, filed with the Securities and Exchange Commission on September 29, 2009.

(2)	The aggregate number of stock awards held by each of the directors listed in the table above as of June 30, 2009, was as follows: Mr. Blackey, 5,714 shares; Mr. Brown, 3,977 shares; Mr. Friedman, 5,714 shares; Dr. Hartzler, 5,714 shares; Dr. Howe, 5,714 shares; Mr. Lawlor, 3,977 shares; Dr. Nelson, 5,714 shares; and Mr. Petrucci, 5,714 shares. All of these awards represent restricted stock units granted to the directors on March 2, 2009.

(3)	The aggregate number of shares subject to outstanding option awards held by each of the directors listed in the table above as of June 30, 2009, was as follows: Mr. Blackey, 45,290 shares; Mr. Friedman, 58,229 shares; Dr. Hartzler, 129,275 shares; Dr. Howe, 176,484 shares; Dr. Nelson, 48,524 shares; and Mr. Petrucci, 308,075 shares. Messrs. Brown and Lawlor did not hold any shares subject to outstanding option awards on June 30, 2009.

TRANSACTIONS WITH RELATED PERSONS

Pursuant to its written charter adopted as of the closing of the merger (and subsequently amended), the Audit Committee has the responsibility to review and approve all transactions to which a related party and we may be a party prior to their implementation to assess whether such transactions meet applicable legal requirements. Except as described in this proxy statement, since the beginning of fiscal 2009, there were no related party transactions arising or existing requiring disclosure under applicable Nasdaq listing standards, SEC rules and regulations or the Company’s policy and procedures.

Loan Guarantees

On September 12, 2008, we entered into a loan and security agreement with Silicon Valley Bank. The agreement originally included a $3.0 million term loan, a $5.0 million accounts receivable line of credit, and two term loans for an aggregate of $5.5 million that were guaranteed by certain of our affiliates. One of our directors and one entity affiliated with one of our directors agreed to act as guarantors of these term loans. Those guarantors are director Glen D. Nelson, M.D., who guaranteed $1.0 million, and Easton Capital Investment Group, which guaranteed $2.0 million. Our director John H. Friedman is the Managing Partner of Easton Capital Investment Group. In consideration for guaranteeing the term loans, we issued the guarantors warrants to purchase shares of our common stock at an exercise price of $9.28 per share in the following amounts: Easton Capital Investment Group, 107,833 shares, and Dr. Nelson, 53,916 shares. These warrants are immediately exercisable and have terms of five years from the date of grant. The guarantees were released on April 30, 2009.

The issuance of the warrants to the guarantors was approved by the Board and not separately by the Audit Committee, but Dr. Nelson and Mr. Friedman recused themselves from the Board discussions relating to this matter and did not vote on it.

Preferred Stockholder Conversion Agreement

Concurrently with the execution of the merger agreement with Replidyne, the holders of approximately 68% of CSI-MN’s outstanding preferred stock, calculated on an as-converted to common stock basis, entered into an agreement pursuant to which all outstanding shares of CSI-MN preferred stock were automatically converted into shares of common stock, effective as of immediately prior to the effective time of the merger. Parties to this agreement included entities affiliated with John H. Friedman and Glen D. Nelson, M.D., who are directors of the Company. In consideration for entering into such agreement, we issued to the holders of preferred stock warrants to purchase 2,264,264 shares of common stock at an exercise price of $8.83 per share, pro rata to each such holder based on its percentage of the outstanding shares of preferred stock on an as-converted to common stock basis.

The preferred stockholder conversion agreement was approved by the Board and not separately by the Audit Committee. The directors who were not holders of preferred stock or affiliated with entities that held preferred stock formed a special committee to negotiate this agreement with representatives of the preferred stockholders, including Dr. Nelson and Mr. Friedman.

Registration Rights Agreement

Effective as of March 16, 2009, we entered into a registration rights agreement with certain stockholders, including the following stockholders who are directors or entities affiliated with directors: Easton Hunt Capital Partners, L.P.; Easton Capital Partners, LP; GDN Holdings LLC; Glen D. Nelson; Brent G. Blackey; Gary M. Petrucci; Healthcare Ventures VI, L.P.; Healthcare Ventures VIII, L.P.; TPG Biotechnology Partners, L.P.; TPG Ventures, L.P.; and Edward Brown. In addition, the following parties to the registration rights agreement are officers: Paul Koehn and Robert J. Thatcher. The registration rights agreement provides the stockholders who are parties with the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, as follows:

Demand Rights.  At any time after six months after the closing of the merger, which occurred on February 25, 2009, the holders of an aggregate of at least 20% of the stock subject to the agreement may demand that we file a registration statement on up to three occasions, covering those securities held by the demanding holders.

Piggyback Rights.  Parties to the registration rights agreement are also entitled to piggyback registration rights that entitle them to participate in any registration undertaken by us (except registrations for business combinations or employee benefit plans) subject to the right of an underwriter to cut back participation of the parties.

Shelf Registration Rights.  In addition, when we are a registrant entitled to use Form S-3, the parties to the registration rights agreement may demand that we file a registration statement on Form S-3, provided that at least $1 million of stock is included in the registration.

The registration rights agreement was approved by the Board immediately following the closing of the merger and not separately by the Audit Committee. The registration rights agreement was intended to continue the registration rights previously granted to certain significant stockholders of Replidyne and to certain significant and management shareholders of CSI-MN who would continue to hold shares subject to restrictions on transfer under the federal securities laws following the merger. All of our other stockholders held or received registered shares immediately following the closing of the merger and therefore were not subject to restrictions under the securities laws with respect to those shares.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 12, 2010, certain information regarding beneficial ownership of our common stock by:

•	Each person known to us to beneficially own 5% or more of our common stock;

•	Each executive officer named in the Summary Compensation Table on page 18 who in this proxy statement are collectively referred to as the “named executive officers;”

•	Each of our directors (including nominees); and

•	All of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 14,832,698 shares of CSI common stock outstanding on January 12, 2010. Unless otherwise noted below, the address for each person or entity listed in the table is c/o Cardiovascular Systems, Inc., 651 Campus Drive, St. Paul, Minnesota 55112.

	Amount and	Percentage of
	Nature of	Shares
	Beneficial	Beneficially
Beneficial Owner	Ownership	Owned

Named Executive Officers and Directors
David L. Martin(1)	688,068	4.6%
Laurence L. Betterley(2)	86,398	*
Scott W. Kraus(3)	106,038	*
Brent G. Blackey(4)	52,292	*
Edward Brown(5)	293,341	2.0%
John H. Friedman(6)	66,229	*
Geoffrey O. Hartzler, M.D.(7)	233,223	1.6%
Roger J. Howe, Ph.D.(8)	163,544	1.1%
Augustine Lawlor(9)	435,905	2.9%
Glen D. Nelson, M.D.(10)	450,003	3.0%
Gary M. Petrucci(11)	575,382	3.9%
All Directors and Executive Officers as a Group (16 individuals)(12)	3,295,299	22.2%
5% Stockholders
Easton Capital Investment Group(13)	1,379,876	9.3%
Maverick Capital, Ltd.(14)	2,183,154	14.7%
Mitsui & Co., Ltd.(15)	776,861	5.2%

*	Less than 1% of the outstanding shares.

(1)	Includes 519,757 shares issuable upon the exercise of options exercisable within 60 days of January 12, 2010, and 113,132 shares of restricted stock that are subject to a risk of forfeiture.

(2)	Includes 55,606 shares of restricted stock that are subject to a risk of forfeiture.

(3)	Includes 40,241 shares issuable upon the exercise of options and warrants exercisable within 60 days of January 12, 2010, and 33,850 shares of restricted stock that are subject to a risk of forfeiture.

(4)	Includes 35,089 shares issuable upon the exercise of options and warrants exercisable within 60 days of January 12, 2010. Does not include 11,528 vested restricted stock units that represent the right to receive a cash payment from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Blackey’s board membership.

(5)	Includes 192,704 shares held by TPG Biotechnology Partners, L.P. and 82,586 shares held by TPG Ventures, L.P. TPG Biotechnology Partners, L.P. and TPG Ventures, L.P. (the “TPG Funds”) are indirectly controlled by Tarrant Capital Advisors, Inc. Mr. Brown is a Managing Director of TPG Ventures, L.P. and disclaims beneficial ownership to the shares held by the TPG Funds. Does not include 9,791 vested restricted stock units that represent the right to receive a cash payment from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Brown’s board membership.

(6)	Includes 58,229 shares issuable upon the exercise of options exercisable within 60 days of January 12, 2010 issued to Mr. Friedman that are held for the benefit of entities affiliated with Easton Capital Investment Group. Does not include 11,528 vested restricted stock units that represent the right to receive a cash payment from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Friedman’s board membership, issued to Mr. Friedman that are held for the benefit of entities affiliated with Easton Capital Investment Group.

(7)	Includes 116,335 shares issuable upon the exercise of options exercisable within 60 days of January 12, 2010. Does not include 11,528 vested restricted stock units that represent the right to receive a cash payment from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Dr. Hartzler’s board membership.

(8)	Includes 163,544 options issuable upon the exercise of options exercisable within 60 days of January 12, 2010. Does not include 11,528 vested restricted stock units that represent the right to receive a cash payment from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Dr. Howe’s board membership.

(9)	Includes 361,235 shares held by HealthCare Ventures VI, L.P. and 74,670 shares held by HealthCare Ventures VIII, L.P. Mr. Lawlor is a general partner of HealthCare Partners VI, L.P., which is the general partner of HealthCare Ventures VI, L.P. Mr. Lawlor is a managing director of HealthCare Partners VIII, LLC, which is the general partner of HealthCare Partners VIII, L.P., which is the general partner of HealthCare Ventures VIII, L.P. Mr. Lawlor disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Does not include 9,791 vested restricted stock units that represent the right to receive a cash payment from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Lawlor’s board membership.

(10)	Includes 42,054 shares issuable upon the exercise of options exercisable within 60 days of January 12, 2010. Also includes 246,524 shares and 122,605 shares issuable upon the exercise of warrants exercisable within 60 days of January 12, 2010, held by GDN Holdings, LLC, of which Dr. Nelson is the sole owner. Does not include 11,528 vested restricted stock units that represent the right to receive a cash payment from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Dr. Nelson’s board membership.

(11)	Includes 320,346 shares issuable upon the exercise of options and warrants exercisable within 60 days of January 12, 2010. Also includes 32,350 shares held by Applecrest Partners LTD Partnership, of which Mr. Petrucci is the General Partner. Does not include 11,528 vested restricted stock units that represent the right to receive a cash payment from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Petrucci’s board membership.

(12)	Includes 1,787,631 shares issuable upon the exercise of options and warrants exercisable within 60 days of January 12, 2010, and 353,152 shares of restricted stock that are subject to a risk of forfeiture.

(13)	Includes 398,679 shares and 316,061 shares issuable upon the exercise of warrants exercisable within 60 days of January 12, 2010, held by Easton Hunt Capital Partners, L.P. and 398,679 shares and 208,228 shares issuable upon the exercise of warrants exercisable within 60 days of January 12, 2010, held by Easton Capital Partners, LP. Investment decision of Easton Hunt Capital Partners, L.P. are made by EHC GP, LP through its General Partner, EHC, Inc. Mr. Friedman, one of the Company’s directors, is the President and Chief

Executive Officers of EHC, Inc. Investment decisions of Easton Capital Partners, LP are made by its General Partner, ECP GP, LLC, through its manager ECP GP, Inc. Mr. Friedman is the President and Chief Executive Officer of EHC, Inc. and ECP GP, Inc. Mr. Friedman shares voting and investment power of the shares owned by Easton Hunt Capital Partners, L.P. and Easton Capital Partners, L.P. Also includes 58,229 shares issuable upon the exercise of options exercisable within 60 days of January 12, 2010, issued to Mr. Friedman that are held for the benefit of entities affiliated with Easton Capital Investment Group. Does not include 11,528 vested restricted stock units that represent the right to receive a cash payment from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Friedman’s board membership, issued to Mr. Friedman that are held for the benefit of entities affiliated with Easton Capital Investment Group. Mr. Friedman disclaims beneficial ownership of securities held by entities affiliated with Easton Capital Investment Group except as to his pecuniary interest therein. The address for the entities affiliated with Easton Capital Investment Group is 767 Third Avenue, 7th Floor, New York, New York, 10017.

(14)	Includes (i) 601,116 shares and 359,018 shares issuable upon the exercise of warrants exercisable within 60 days of January 12, 2010, held by Maverick Fund, L.D.C.; (ii) 242,682 shares and 144,942 shares issuable upon the exercise of warrants exercisable within 60 days of January 12, 2010, held by Maverick Fund USA, Ltd.; and (iii) 523,020 shares and 312,375 shares issuable upon the exercise of warrants exercisable within 60 days of January 12, 2010, by Maverick Fund II, Ltd. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the shares held by Maverick Fund, L.D.C., Maverick Fund USA, Ltd., and Maverick Fund II, Ltd., and through the investment discretion it exercises over these accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC who possesses sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations. The address for the entities affiliated with Maverick Capital, Ltd. is 300 Crescent Court, 18th Floor, Dallas, Texas 75201.

(15)	Includes (i) 5,176 shares and 2,591 shares issuable upon the exercise of warrants exercisable within 60 days of January 12, 2010, held by Mitsui & Co. Venture Partners, Inc.; (ii) 256,235 shares and 128,312 warrants issuable upon the exercise of warrants exercisable within 60 days of January 12, 2010, held by Mitsui & Co. (U.S.A.), Inc.; and (iii) 256,235 shares and 128,312 shares issuable upon the exercise of warrants exercisable within 60 days of January 12, 2010, held by MCVP Holding, Inc. Mitsui & Co. Ltd. is the direct 100% owner of each of Mitsui & Co. (U.S.A.), Inc. and MCVP Holding, Inc., and the indirect majority owner of Mitsui & Co. Venture Partners, Inc. Accordingly, Mitsui & Co. Ltd. may be deemed to be the beneficial owner of the shares of Common Stock held by Mitsui & Co. Venture Partners, Inc., Mitsui & Co. (U.S.A.), Inc., and MCVP Holding, Inc. Mitsui & Co. Ltd. disclaims beneficial ownership with respect to any shares directly owned by Mitsui & Co. Venture Partners, Inc., Mitsui & Co. (U.S.A.), Inc., and MCVP Holding, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company during the fiscal year ended June 30, 2009, all reports needed to be filed have been filed for the fiscal year ended June 30, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents the equity compensation plan information as of June 30, 2009:

Number of
Securities
	Number of			Remaining
	Securities to be			Available for Future
	Issued Upon		Weighted-Average	Issuance Under
	Exercise of		Exercise Price of	Equity
	Outstanding		Outstanding	Compensation
	Options,		Options,	Plans (Excluding
	Warrants,		Warrants	Securities Reflected
	and Rights		and Rights	in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	3,662,592		$10.42	234,687	(1)
Equity compensation plans not approved by security holders	3,161,415	(2)	$8.87	—

TOTAL	6,824,007		$9.70	234,687

(1)	Includes 42,600 shares of common stock available for issuance under the Company’s 2007 Equity Incentive Plan, as amended (the “2007 Plan”), and 192,087 shares of common stock available for issuance under the Company’s Employee Stock Purchase Plan, as amended (the “ESPP”).

The 2007 Plan includes a renewal provision whereby the number of shares shall automatically be increased on the first day of each fiscal year beginning July 1, 2008, and ending July 1, 2017, by the lesser of (i) 970,500 shares, (ii) 5% of the outstanding common shares on such date, or (iii) a lesser amount determined by the Board. On July 1, 2009 the number of shares available for grant was increased by 705,695 under the 2007 Plan’s renewal provision.

The ESPP allows for an annual increase in reserved shares on July 1 equal to the lesser of (i) one percent of the outstanding common shares outstanding (ii) 180,000 shares, provided that the Board may designate a smaller amount of shares to be reserved. On July 1, 2009, 141,139 shares were added to ESPP.

(2)	Represents outstanding warrants to selling agents and investors issued in connection with financing transactions, warrants issued to former preferred stockholders in connection with the merger, and non-qualified stock options granted to employees, directors and consultants outside of the 2007 Plan and our other equity incentive plans. For information regarding these warrants and options, refer to our consolidated financial statements for the years ended June 30, 2009 and 2008.

FORM 10-K

A COPY OF THE COMPANY’S FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 2009 (WITHOUT EXHIBITS), ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO CSI’S SECRETARY AT 651 CAMPUS DRIVE, ST. PAUL, MINNESOTA 55112.

OTHER MATTERS

The Board of Directors and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the meeting or any adjournment of the meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

By Order of the Board of Directors

David L. Martin
President, Chief Executive Officer and Director

St. Paul, Minnesota
January 26, 2010

CARDIOVASCULAR SYSTEMS INC
ATTN: JAMES FLAHERTY
651 CAMPUS DRIVE
ST PAUL, MN 55112

Investor Address Line 1	1 OF 2 1 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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		CONTROL # à		000000000000
NAME
THE COMPANY NAME INC. – COMMON		SHARES			123,456,789,012.12345
THE COMPANY NAME INC. – REST SH					123,456,789,012.12345
THE COMPANY NAME INC. – UNEXCHANGED					123,456,789,012.12345
					123,456,789,012.12345
					123,456,789,012.12345
					123,456,789,012.12345
					123,456,789,012.12345
					123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		All ☐	All ☐	Except ☐
1. Election of Directors Nominees
01 Edward Brown	02	Augustine Lawlor

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2010.	☐	☐	☐
NOTE: Proposal 1 is to elect as Class I directors to hold office until the 2012 Annual Meeting of Stockholders.
In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

SHARES CUSIP #
Signature (PLEASE SIGN WITHIN BOX)	Date	JOB #	Signature (PLEASE SIGN WITHIN BOX)	Date	SEQUENCE #

The Proxy Statement and Form-10K available online at:
http://www.csi360proxy.com
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report is/are available at www.proxyvote.com.

CARDIOVASCULAR SYSTEMS INC Annual Meeting of Stockholders March 5, 2010 12:00 PM This Proxy is solicited by the Board of Directors
The undersigned hereby appoints David L. Martin and Laurence L. Betterley, and each of them individually, as attorneys and proxies, of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of stock of Cardiovascular Systems, Inc., a Delaware corporation, standing in the name of the undersigned with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held on March 5, 2010, at 12:00 p.m. (Central Time), and any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this Proxy will be voted “FOR” Proposal Nos. 1 and 2.
Continued and to be signed on reverse side